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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 12, 2005

                               CAMBREX CORPORATION
             (Exact name of Registrant as specified in its charter)

          DELAWARE                        1-10638                 22-2476135
(State or other jurisdiction     (Commission File Number)       (IRS Employer
      of incorporation)                                      Identification No.)

ONE MEADOWLANDS PLAZA, EAST RUTHERFORD, NEW JERSEY                       07073
     (Address of principal executive offices)                         (Zip Code)

Registrant's telephone number, including area code: (201) 804-3000

Check the appropriate box if the Form 8K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2 below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(d) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
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                               CAMBREX CORPORATION
                                    FORM 8-K
                                 CURRENT REPORT
                                OCTOBER 12, 2005

SECTION 1 - REGISTRANT'S BUSINESS AND OPERATIONS

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

     On October 7, 2005, Cambrex Corporation (the "Company") entered into a credit agreement (the "Credit Agreement") relating to a five-year $277.5 million Senior Revolving Credit Facility (the "Facility") with JPMorgan Chase Bank ("JPMorgan"), as lead arranger, sole book runner, swingline lender, syndication agent and administrative agent, and certain other banks (collectively, the "Lenders"). Funding provided by this Facility was used to pay down a previously existing five-year $268.75 senior revolving credit facility that was originated in November of 2001 and would have expired in November of 2006. On October 7, 2005 the Company borrowed $78.4 million under the Facility and used the funds to pay down all outstanding borrowings under the previously existing facility, including $70 million of revolving credit and $8.4 million of swingline loans. The previously existing credit facility was terminated upon origination of the new Facility.

     The Facility can be used by the Company for general corporate purposes including acquisitions, capital expenditures, working capital and other purposes. The Facility has a separate $100 million sublimit for the issuance of letters of credit and $20 million for swingline loans. There is also a sublimit allowing subsidiary borrowers to borrow up to $75 million under the Facility. At the request of the Company, the aggregate maximum principal amount available under the Facility may be increased to $400 million. The Lenders, however, are not obligated to participate in the increased portion of the Facility.

     The Credit Agreement contains standard affirmative and negative covenants regarding the Company and its subsidiaries. Among other requirements, the Company is required to:

     - limit its leverage ratio of debt to earnings before interest, taxes, depreciation and amortization ("EBITDA") to three and one half;

     - maintain an interest coverage ratio of EBITDA to interest expense of three.

     The Company has pledged as collateral security for obligations under the Facility 66% of the stock of a subsidiary that owns, directly or indirectly, a majority of the Company's foreign subsidiaries.
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     Upon the occurrence of an event of default under the Credit Agreement, the
Lenders could elect to declare all amounts outstanding under the Facility to be immediately due and payable.

     The Company believes that the provisions of the Credit Agreement will be sufficient to meet its financial needs and, as of October 7, 2005, it was in compliance with all of the covenants in the Credit Agreement.

     In addition to certain initial fees payable to the Lenders, the Company is obligated to pay a facility fee based on the total revolving commitment. At the option of the Company, loans under the Facility (other than swing line loans) bear interest at either a variable rate based on LIBOR plus an applicable margin that varies depending on the Company's leverage ratio or an alternative variable rate. The alternative variable rate is the greater of JPMorgan's prime rate or the federal funds effective rate increased by 1/2 of 1 percent. Swingline loans bear interest at a rate determined by the swingline lender. As of October 7, 2005, the Company had $70 million of outstanding borrowings under the Facility and $8.4 million of swingline loans outstanding.

     The description above is a summary and is qualified in its entirety by the Credit Agreement.

     The Company maintains ordinary banking and investment banking relationships with various banks that are parties to the Credit Agreement and their affiliates.

SECTION 2 - FINANCIAL INFORMATION

ITEM 2.03 CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.

     The information described above under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

ITEM 9.01 - FINANCIAL STATEMENTS AND EXHIBITS

     (d)  Exhibits

     (99.1) Credit Agreement, dated as of October 7, 2005, among the Company,
          JPMorgan Chase Bank, N.A., as lead arranger, sole book runner, swing line lender, syndication agent, documentation agent and administrative agent, and certain other bank parties therein
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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on behalf by the undersigned hereunto duly authorized.

                                        CAMBREX CORPORATION


Date: October 12, 2005                  By: /s/ Luke M. Beshar
                                            ------------------------------------
                                        Name:   Luke M. Beshar
                                        Title:  Executive Vice President
                                                Chief Financial Officer
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Exhibits

     (99.1) Credit Agreement, dated as of October 7, 2005, among the Company,
          JPMorgan Chase Bank, N.A., as lead arranger, sole book runner, swing line lender, syndication agent, documentation agent and administrative agent, and certain other bank parties therein